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                                                                   EXHIBIT 10.63












                            MASTER PURCHASE AGREEMENT

                                     BETWEEN

                          WESTERN WIRELESS CORPORATION

                                       AND

                              NORTEL NETWORKS INC.

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                                TABLE OF CONTENTS


ARTICLES:

Article 1 - Definitions

Article 2 - Scope of Agreement

Article 3 - Placement of Orders

Article 4 - Price and Payment

Article 5 - Shipment, Title and Risk of Loss

Article 6 - Testing, Turnover and Acceptance

Article 7 - Order Cancellation

Article 8 - Warranty

Article 9 - Nortel's Additional Obligations

Article 10 - Software License

Article 11 - Liability for Bodily Injury, Property Damage and Patent
             Infringement

Article 12 - Remedies and Limitation of Liability

Article 13 - Term and Termination

Article 14 - Confidentiality

Article 15 - Cooperative Advertising

Article 16 - Continuing Availability

Article 17 - Installation Guidelines

Article 18 - Insurance

Article 19 - Dispute Resolution

Article 20 - Authority and Compliance With Laws

Article 21 - Compatibility and Interconnection

Article 22 - Additional Terms

EXHIBITS:

Exhibit A - Product Annexes including Lists of Product and Prices

Exhibit B - Software License

Exhibit C - Cooperative Advertising Program

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                            MASTER PURCHASE AGREEMENT


This Master Purchase Agreement ("Agreement"), effective as of the 15th day of July, 1999, is entered into by and Western Wireless Corporation (hereinafter "Company ") with executive offices located at 3650 131st Avenue SE, Bellevue, Washington 98006 and Nortel Networks Inc. (hereinafter "Nortel"), with offices located at 2221 Lakeside Boulevard, Richardson, Texas 75080.

WHEREAS, Company is engaged in providing communication services and products, and providing and maintaining public and private communication networks; and

WHEREAS, Nortel is engaged in the design, development, manufacture and sale of various products and offers services associated with such products, which can be used in connection with the communication services, products and networks of Company; and

WHEREAS, Company and Company Affiliates wish(es) to be able to purchase and/or license various products and services for delivery and installation in the United States from Nortel, which Company and Company Affiliates will use for its their own internal use and not for resale or as stock in trade and Nortel is willing to sell and/or license such products to Company, subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties agree as follows:

ARTICLE 1. DEFINITIONS

The following words shall have the meanings set forth below. Words in the singular shall be held to include the plural and vice versa and words of gender shall be held to include the other gender as the context requires.

        1.1 "Acceptance" shall mean that either (i) Company has indicated to Nortel in writing that an ordered Product is operating substantially in accordance with the applicable Specification; or (ii) an ordered Product has been deemed to be accepted pursuant to criteria set forth in Article 6. Acceptance with respect to a System shall mean Acceptance of the entire System and not individual Products.

        1.2 "Applications" shall mean any program, product, service, development or invention developed by a party using the Building Blocks, including any modified or created Building Blocks, created by Company.

        1.3 "Building Block(s)" shall mean those Software files provided by Nortel with Modifiable Software that are manipulatable or which may be created by Company with such Modifiable Software and which can be used, created or manipulated by Company to create Applications.



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        l.4 "Company Affiliate" shall mean any entity mutually agreed to by the parties and in which Company owns and controls and continues to own or control more than 35% of the shares entitled to elect the board of directors of such entity.

        1.5 "Confidential Information" shall mean all information, including technical information, specifications, drawings, documentation, know-how, business and financial information (including costs, profits, plans for future development, business plans, training materials, methods of operation and marketing concepts) and pricing information, and any other proprietary information relating to a party hereto, of every kind or description which may be disclosed by one party to the other party in connection with this Agreement, is obtained by the other party as a result of the working relationship between the parties hereto, whether obtained prior to or after the date hereof.

        l.6 "Contract" shall mean an agreement for the supply of Products and/or Services between a Company Affiliate and Nortel, which comes into effect by the acceptance of an Order pursuant to the provisions hereof, and which Contract shall be governed solely by the terms and conditions of this Agreement and each reference to "Company" in this Agreement shall for such Contract mean the ordering Company Affiliate.

        1.7 "Customer" shall mean entities to whom Company provides communication services as a result of Company's internal use of the Products.

        1.8 "Customer Information" or "CI" shall mean the information provided by Company to Nortel (including specifications, interconnection information and turnkey information) in order for Nortel to engineer and/or provide the components of Systems.

        1.9 "Documentation" shall mean all documents which Nortel generally makes available to its customers containing descriptive, operating, installation, engineering and maintenance information for Products, including Specifications, as such documents may be amended from time to time. All Documentation delivered to Company hereunder shall be delivered in hard copy and/or CD-ROM or web based format, where available.

        1.10 "Effective Date" shall mean the date this Agreement becomes effective which shall be the date first identified above.

        1.11 "Extension" shall mean Hardware and/or Software (and related Services) which is engineered by Nortel and added to a System after the Turnover Date of the applicable System.

        1.12 "Hardware" shall mean, individually and collectively, the Nortel equipment listed in the Product Annexes of Exhibit A, and shall be deemed to include (i) any equipment which Nortel adds to its generally available Hardware price lists or so identifies to Company in a Quotation, and (ii) any equipment Nortel or a Nortel Affiliate may hereafter manufacture, or have manufactured, and make commercially available to its customers and which is added to the Product Annexes; provided, however, that the prices and discounts for any such equipment added to the Product Annexes shall be as mutually agreed by the parties, after giving due



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consideration to the purchase volume commitments under this Agreement. The terms of this Agreement applicable to "Hardware" shall also be deemed to apply to Third Party Hardware, unless otherwise expressly excluded.

        1.13 "Hazardous Material" shall mean any pollutants or dangerous, toxic or hazardous substances (including without limitation, asbestos) as defined in, or pursuant to the OSHA Hazard Communication Standard (29 CFR Part 1910, Subpart
Z), the Resource Conservation and Recovery Act (15 USC Section 6901, et seq.), the Toxic Substances Control Act (15 USC Section 2601, et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 USC
Section 9601, et seq.), and any other federal, state or local environmental law, ordinance, rule or regulation or equivalent law or regulation in the location to which the Product is shipped by Nortel.

        1.14 "Installation" shall mean the complete performance and supervision by Nortel of all installation and testing of Products pursuant to the criteria set forth in this Agreement.

        1.15 "Installation Site" shall mean the location or facility identified in an Order at which the applicable Products will be installed.

        1.16 "Licensed Software" shall mean the Software which Company has licensed pursuant to this Agreement.

        1.17 "Merchandise" shall mean any Hardware or other parts or components which are not ordered as part of a System and with respect to which no engineering, installation or other Services are provided by Nortel.

        1.18 "Modifiable Software" shall mean Software, or a portion of Software that is identified as such by Nortel in its applicable Documentation, which Company may have certain rights to modify and potentially create Applications or Building Blocks in accordance with the applicable Documentation.

        1.19 "Non-Licensed Software" shall mean Software for which Company has not yet obtained a license nor paid applicable right-to-use fees, but which Software may be included with Software loads delivered to Company hereunder.

        1.20 "Nortel Affiliate" shall mean Nortel's parent corporation, Nortel Networks Corporation and any corporation controlled by, controlling, or under common control with, directly or indirectly, Nortel Networks Corporation. As used in this definition, "control" shall mean possession, directly or indirectly, of the power to direct or control the direction of management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise.

        1.21 "Order" shall mean a purchase authorization document issued by Company or a Company Affiliate to Nortel, each of which shall have a unique numerical identification for tracking and administrative purposes, specifying the types and quantities of Products and



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Services to be furnished by Nortel or any document that the parties mutually agree upon in writing as the vehicle for procuring Products and Services pursuant to this Agreement.

        1.22 "Product(s)" shall mean, individually and collectively, the Hardware, Software, and Documentation.

        1.23 "Product Annex" shall mean, with respect to a specific Product, additional or modified terms and conditions as set forth in Exhibit A, inclusive of but not limited to those that may apply to any Third Party Hardware or Third Party Software, unique to such Product.

        1.24 "Quotation" shall mean a written budgetary or firm price quotation issued by Nortel to Company or Company Affiliate for the supply of any Products or Services pursuant to this Agreement.

        1.25 "Service(s)" shall mean, individually and collectively, any of the services set forth in this Agreement that Company may acquire from Nortel, including maintenance, engineering, installation, training, data management, program management, project management, commissioning, testing, technical assistance Service with respect to Products and installation, and consulting.

        1.26 "Services Software" shall mean that Software and related documentation made available by Nortel which may be used by Company for estimation, planning or information purposes.

        1.27 "Ship Date" shall mean the date as agreed to by the parties, on which a Product ordered by Company is scheduled to be shipped from Nortel's facility or in the case of Software which is downloaded, the date upon which such Software is to be downloaded to the System; however, Ship Date shall not mean the date on which Non-Licensed Software is activated.

        1.28 "Software" shall mean all computer software necessary for the use, operation and maintenance of Products or a System, as described in this Agreement and includes (i) computer programs in object code form or firmware which (a) are owned by, or licensed to, Nortel, (b) reside in Product memories, tapes, disks or other media, and (c) provide basic logic operating instructions and user-related application instructions; and (ii) documentation associated with such computer programs which may be furnished by Nortel to Company from time to time, including both Licensed Software and Non-Licensed Software, but in no event shall Software include source code.

        1.29 "Software Release" shall mean Software or revisions to Software containing problem fixes, new features and/or enhancements.

        1.30 "Specifications" shall mean with respect to any Product the specifications, performance standards and/or practices set forth in Northern Telecom Practices ("NTPs") or similar documents published by Nortel that set forth performance specifications and practices for such Product; provided, however, that no future specifications or performance standards shall



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reduce, diminish or otherwise adversely impact the specifications or performance standards applied to previously delivered Products.

        1.31 "System" shall mean a configuration of Hardware and Software providing a specified functionality and includes an initial System and its Extensions, if any. For definitional purposes, "System" as used herein includes all configurations of a System as it may evolve throughout the Term.

        1.32 "Third Party Hardware" shall mean any hardware not of Nortel's manufacture which shall be deemed to include any such hardware which Nortel adds to its generally available Third Party Hardware price lists or so identifies to Company in a Quotation.

        1.33 "Third Party Software" shall mean any Software not owned by Nortel which is included within Licensed Software or Non-Licensed Software.

        1.34 "Turnover" shall mean, with respect to any System installed by Nortel, that Nortel has completed its standard manufacturing, verification cycle, installation and/or agreed-upon test procedures, as applicable, and that the System is ready for acceptance testing by Company in accordance with Article 6.

        1.35 "Turnover Date" shall mean, with respect to any Product installed by Nortel hereunder, the date on which Nortel provides a notice of Turnover to Company. On the Turnover Date, Nortel shall provide to Company a certificate setting forth the test results and stating that the applicable Products have been installed in accordance with this Agreement and performs in accordance with this Agreement and the Specifications.

        1.36 "Volume Commitment" shall mean the amount of Nortel's Products and Services to be purchased/licensed by the Company during the Term in an amount no less than two hundred million dollars ($200,000,000) Net Price. "Net Price" as used herein means the final price paid by the Company after all discounts, reductions, rebates, volume discounts or adjustments of any kind are applied but does not include sales tax and freight charges.

        1.37 Unless the context otherwise requires, the terms defined in this
Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction, meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of any gender herein shall be deemed to include the neuter, masculine and feminine genders wherever necessary or appropriate.



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ARTICLE 2. SCOPE OF AGREEMENT

        2.1 Company or any Company Affiliate shall have the right to purchase, and Nortel shall be obligated to sell, as, when and if ordered by Company or any Company Affiliate during the Term, Products, Installation and other Services, and the terms and conditions of this Agreement shall apply to such purchases. Any Order placed by a Company Affiliate, under this Agreement, shall be subject to the terms and conditions of this Agreement, as if the Company Affiliate had entered into a separate contract with Nortel solely with respect to the items ordered, except that a Company Affiliate that orders under this Agreement shall not have rights to (i), any cooperative advertising funds pursuant to Section 15 (Cooperative Advertising) (ii) any late fees on liquidated damages as set forth in Exhibit A, Article 4, or elsewhere in this Agreement and/or (iii) incentives or credits as set forth in Section 2 through 5 of Schedule 1 in Annex A.1. Nortel has the right to reject any Order as specified in Section 3.2 from any Company Affiliate which is otherwise engaged with Nortel in an agreement for the purchase and/or supply of any of the Products or Services provided under this Agreement. All rights, claims or defenses (including the right to payment for any System, Products or Services) Nortel has or may acquire hereunder shall be asserted against the Company Affiliate (and may not be asserted against the Company) which has received or is ultimately to receive the System, Products or Services pursuant to such Order and such Company Affiliate shall have and may enforce against Nortel all of the benefits, rights and obligations contained herein. Company may use the Products itself, including use to provide services to others, subject to the terms and conditions of this Agreement. Company expressly represents that it is not buying Product for resale. All Products shall be delivered and installed in the United States.

        2.2 To the extent any terms and conditions set forth in this Agreement are not modified by a Product Annex, the applicable terms and conditions and any additional terms and conditions for such Product shall be set forth in a Product Annex.

        2.3 If specified in a Product Annex as a requirement, Company shall, fifteen (15) days prior to each calendar quarter, submit to Nortel a consolidated non-binding forecast of Products by geographic region, that Company anticipates purchasing or licensing over the next four (4) calendar quarters. In addition to the type, quantity and cumulative dollar amount of Products, the parties may agree upon additional information to be included in such forecast.

        2.4 All references to prices, charges, fees or other amounts herein shall be in U.S. dollars and all documentation, correspondence and communication shall be in the English language. All Products purchased by Company hereunder shall be new. For purposes of this Section 2.4, "new" shall mean Products which have not been used for commercial service or for training or extended testing.

        2.5 Company shall order Nortel's Products and Services during the Term of the Agreement in an amount equal to or exceeding the Volume Commitment. To achieve such Volume Commitment, Company shall order Products and Services in such amounts as to meet cumulative volume targets ("Volume Targets") of thirty-five million dollars ($35,000,000) in orders placed from July 15, 1999 through and including July 14, 2000, one hundred five million



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dollars ($105,000,000) in orders placed from July 15, 1999 through and including
July 14, 2001, and two hundred million dollars ($200,000,000) in orders placed from July 15, 1999 through and including July 14, 2002. Should Company fail to meet any of the applicable Volume Targets, then with respect to the one year period ending on the date of the applicable Volume Target, Nortel shall:

        (i) invoice Company for the difference between (A) the amount which Company would have paid with respect to the Hardware ordered by Company during the applicable one year period if the discounts set forth in Chart 2.5 below had been applied to such orders during such year in lieu of the discounts set forth in Supplemental Terms Annex A.1, attached hereto, minus (B) the amount actually paid by Company with respect to the Hardware ordered by Company during the applicable one year period (which amounts reflect the discount schedule set forth in Supplemental Terms Annex A.1).

    CHART 2.5                        Year 1 ($35M)      Year 2 ($105M)       Year 3 ($200M)
    ---------                        -------------      --------------       --------------
   Switch Hardware (MTX)                  54%               55%                  56%
   TDMA Hardware                          54%               55%                  56%
   AMPS/TDMA Cell Site Hardware           49%               50%                  51%
   Radio/PA                               62%               63%                  64%

   Cooperative Advertising                0%                1%                   1.5%

        Any orders cancelled by Buyer pursuant to Section 7.1 herein shall not accrue towards the Volume Commitment.

        2.6 During the Term Nortel shall provide to Company a one half percent (.5%) executive credit for each incremental fifty million dollars ($50,000,000) of Nortel Products and Services which Company purchases in excess of the Volume Commitment. Such executive credit shall be applied to each Order issued after satisfaction of the Volume Commitment.

ARTICLE 3. PLACEMENT OF ORDERS

        3.1 To order Products and/or Services, Company shall submit to such person as Nortel shall designate, an Order which shall at a minimum specify the following, if applicable:

        (i) the types and quantities of Products and Services to be furnished by Nortel;

        (ii) the applicable prices, charges and fees with respect to such Products and Services;

        (iii) the location or facility to which the Products are to be delivered;

        (iv)   the incorporation by reference of this Agreement;



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        (v)    the Installation Site, if known;

        (vi)   the requested Ship Date and Turnover Date of the System; and

        (vii) any other information required under this Agreement to be included in an Order.

        3.2 All purchases pursuant to this Agreement shall be made by means of Orders issued from time to time by Company and accepted by Nortel in writing within fifteen business (15) days after receipt of Order; provided however that Nortel agrees that all Orders which are within Nortel's standard delivery and lead time intervals (if such lead times are set forth in the applicable Product Annex), and which are otherwise in accordance with the terms of this Agreement, shall be deemed automatically accepted by Nortel. Nortel shall extend the pricing and discounts schedules as set out in the Product Annexes to any Company Affiliate subject to the following: (i) a Company Affiliate with a pre-existing Nortel contract for products similar to those to be purchased hereunder must satisfy any purchase commitment under such pre-existing contract prior to taking advantage of pricing and discounts in this Agreement and provided such pre-existing agreement will be terminated prior to purchasing under this Agreement, (ii) any Company Affiliate which is owned in whole or in part by an entity that competes with Nortel in the manufacturing of communications equipment or the provision of communications services shall be excluded from purchasing Products or Services under this Agreement and (iii) if the Company Affiliate is not deemed credit worthy by Nortel after Nortel's reasonable credit evaluation, Company shall guarantee in writing the performance of the Company Affiliate prior to Nortel's acceptance of such Affiliate's Order. An Order submitted by a Company Affiliate pursuant to the terms and conditions of this Agreement, and which Nortel has accepted, constitutes a Contract between the Company Affiliate ordering and Nortel. On the face of the purchase Order issued by a Company Affiliate, an identification must be provided that such entity is a Company Affiliate. In the event Nortel fails to provide its acceptance of an Order in writing within such fifteen (15) day period, such Order shall be deemed to be accepted provided that no additional or special terms and conditions have been written on the face of or otherwise incorporated into such Order by Company Affiliate.

        3.2.1 Company shall provide to Nortel good faith forecasts of anticipated delivery levels of Wireless Products by product type, Nortel Product identifier (including applicable Spare Parts), and maintenance personnel requirements. Such forecasts shall be subject to acceptance by Nortel, such acceptance not to be unreasonably withheld and with such acceptance to be only refused based upon limitations of Nortel's production capacity and material availability, which Nortel cannot reasonably avoid. In the event that any forecast is not accepted, Nortel shall promptly inform Company of the quantities of any relevant Product which Nortel expects to be able to deliver to Company. Beginning with the first month of the Term, Company will deliver to Nortel on or before the 20th day of each month a nonbinding forecast for the twelve (12) month period commencing on the first day of the following month.

        3.2.2 Nortel shall be obligated to deliver not less than one hundred percent (100%) of the quantity stated for the first quarter following each forecast, if Company has issued an Order for the Product at least ninety (90) days in advance of the requested ship date for Products. In



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the event Company orders more than one hundred percent (100%) of the forecast quantity for any quarter, Nortel shall make reasonable efforts to supply the ordered quantity. If Nortel does not have sufficient quantities to fill Company's orders in excess of one hundred percent (100%) of the forecast quantity and orders by Nortel's other customers, Nortel shall allocate available supplies among its customers on an equitable basis, giving no customer a higher priority than Company, other than those customers who have a previously executed contract with Nortel requiring delivery of specific Products. In the event that Nortel is unable to supply the ordered quantity in the case of Orders for more that one hundred percent (100%) of the forecast quantity and Company obtains the quantity which Nortel is unable to supply from a third party, such undelivered orders shall count toward the Volume Commitment. In the event that Company shall fail to take delivery of ninety percent (90%) or more of the forecast quantity for any calendar quarter, Nortel shall be entitled to adjust its obligation to deliver one hundred percent (100%) of the forecast quantity for the ensuing quarter to some lesser percentage as the parties may mutually agree upon.

        3.2.3 Should Nortel receive a forecasted Order with lead times that are shorter than Nortel's standard lead times, Nortel shall use commercially reasonable efforts to accommodate the lead times set forth in such Order, and shall, within fifteen business (15) days, indicate in writing to Company whether such shortened lead times are acceptable. If such shortened lead times are unacceptable, the parties hereto shall endeavor to agree upon lead times that are mutually accepted. Should Nortel not notify Company of its non-acceptance of a shortened lead time within twenty business (20) days of its receipt of the Order containing the shortened lead time, such Order (including the shortened lead times) shall be deemed accepted without any further confirmatory action by either party.

        3.3 All Orders issued by Company pursuant to this Agreement shall refer to and specifically incorporate this Agreement by reference and the terms and conditions herein shall govern the transaction resulting from such Order provided that such Order is accepted or deemed accepted by Nortel; provided, however, that notwithstanding that an Order may not refer to this Agreement, any Order for Products or Services issued during the Term by Company or a Company Affiliate (provided such Company Affiliate has no other agreements with Nortel) shall be deemed to have been issued pursuant to this Agreement unless the parties expressly agree to the contrary in writing (duly signed by authorized representatives of both parties). Preprinted terms and conditions set forth in Orders issued by Company, or in any prior Quotations, acknowledgments or other related documentation issued by any party, shall be considered null and void and shall have no force or effect. However, any special terms and conditions written on the face of or otherwise incorporated into an Order shall, upon acceptance in writing by Nortel, for such Order only, supersede the specific terms and conditions contained in this Agreement, including all Exhibits attached hereto, which are in conflict, but only to the extent of such conflict.

        3.4 Company may at any time request additions, alterations, deductions or deviations to an Order subject to the condition that such changes and any adjustments resulting from such changes including schedules and prices, shall be mutually agreed upon and, if so agreed, subsequently detailed in a written revision to the applicable Order ("Change Order"). Company



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acknowledges that a premium charge, as mutually agreed by the parties, may be applied by Nortel in the event that a Change Order requires an additional amount of work (such as engineering) to be undertaken to comply with such changes. Delivery locations may be changed by written notification to Nortel by Company up to twenty (20) business days prior to Ship Date.

        3.5 If Company desires to receive a budgetary or firm Quotation from Nortel for a Product or Service, or in the event Company desires the assistance of Nortel in determining what Products or Services are required for a System or an Extension, Company shall submit such request in writing to Nortel's Director, Commercial Marketing, or such other person as designated by Nortel. The request for Quotation shall include the information listed in Section 3.1, as applicable, and such additional information as the parties agree is necessary for the furnishing of a Quotation.

        3.6 Nortel shall respond within fourteen business (14) days thereafter in writing to requests for budgetary Quotations and requests for firm Quotations. Unless otherwise specified in the firm Quotation, such firm Quotation shall be valid one hundred twenty (120) business days from the date of such Quotation. Budgetary Quotations shall be provided for information and planning purposes only and shall not be considered to be a final or firm statement binding on either party. Firm Quotations may be accepted by issuance of an confirming Order to Seller by Company referencing the applicable quotation. The Quotations shall include the following information:

        (i)    Budgetary Quotations

               (a)    preliminary Hardware and Software lists;

               (b)    the estimated charges for the Products;

               (c)    the estimated charges for Services requested; and

               (d)    any other information requested by Company.

        (ii)   Firm Quotations

               (a) the price to be paid by Company for the Products, after applying the applicable discounts, if any;

               (b)    fixed charges for Services requested;

               (c) complete Hardware and Software lists and project schedules; and

               (d)    any other information requested by Company.

Except in the case of Switch Installation, if Company rejects a proposal for Services submitted by Nortel under Section 3.6 above, Company may elect (i) to perform such Services itself, or (ii) to have such Services performed on its behalf by a sub-contractor of Company.

        3.8 The Ship Date shall be based on Nortel's standard intervals for the applicable Product (which may be set forth in the applicable Product Annex); however, the parties shall always mutually agree on the Ship Date, provided that the Ship Date shall not be outside the standard interval unless the parties mutually agree otherwise.



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        3.9 Orders may be issued either electronically, such as through electronic data interchange, or via traditional manual methods, as mutually agreed to by the parties.



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ARTICLE 4. PRICE AND PAYMENT

        4.1 Nortel shall charge Company for each Product and/or Service ordered by Company in accordance with the prices set forth in each accepted Order, which prices shall be the lowest of the prices set forth in (i) a Product Annex; (ii) a Firm Quotation; (iii) Nortel's then current prices; or (iv) as specified elsewhere in this Agreement or as otherwise mutually agreed in writing (subject in each case to any applicable discounts made available to Company).

        4.2 In the event Company orders other Nortel hardware, software and services not identified in Exhibit A (and therefore the license fees for such Software is not included in the existing Annual Software License Fee), Nortel agrees to negotiate in good faith with Company in order that the Software License Fee may be adjusted to accommodate for such additional software right-to-use fees.

        4.3 In the event there is a recognized industry-wide shortage of a component that is incorporated in a Product, Nortel may increase the price of such Product by a reasonable amount, following the provision of written notice to Company not less than thirty (30) days prior to the effective date of such increase. The price increase of such Product due to a component shortage shall be limited to a reasonable amount under the then-current circumstances having regard for industry conditions for the period of time during which such recognized shortage exists. Following the implementation of a price increase due to a component shortage, the parties shall jointly review every three (3) months or at such other time as is mutually agreed, in good faith, whether such component shortage still exists. If the component shortage has abated, the parties shall jointly determine whether there still is a need for such price increase.

        4.4 Nortel shall promptly extend to Company any price reductions made by Nortel in its generally available, then current list prices for Products and/or Services. Such price reduction shall apply to all Orders received on or after the effective date of such price reduction.

        4.5 For all Orders, Nortel shall invoice Company for Products and Services as follows, unless otherwise agreed to in writing:

        (i) for Systems, whether or not installation has been ordered from Nortel, one hundred percent (100%) of the price of the Products on the Ship Date, one hundred percent (100%) of the price of any Services upon the date of completion of such Services, except with respect to installation Services, if any, which shall be invoiced one hundred percent (100%) upon Turnover. Except for installation Services, for Services that have a duration of more than one (1) month to complete, Nortel may invoice Company monthly for that portion of such Services which have been performed as of such invoicing date.

        (ii) for Merchandise or Documentation provided on a furnish-only basis, one hundred percent (100%) of the price on the Ship Date; and

        (iii) for Orders covering Services only, one hundred percent (100%) of the price for such Services following completion of performance, except for recurring support Services which shall be billed quarterly in advance unless otherwise agreed. Some Services may be subject to monthly invoicing as set out in a Product Annex or separate Service agreement. To the extent such Services are to be invoiced differently then set out in this paragraph (iii), such differences shall be set forth in the applicable Product Annex or separate Service agreement and such provisions shall take precedence.

        4.6 Each invoice shall be paid in full within thirty (30) days after the date of such invoice. In the event that Company does not pay an invoice in full within such thirty (30) day period, then Nortel may charge Company interest on the outstanding portion of such invoice, from day thirty one (31) forward, at the rate of one and one half percent (1.5%) simple compound interest per month, or such lesser amount as may be the maximum permissible rate under applicable law, until such time as the outstanding invoice is paid. In addition, Company agrees to pay all collection costs and reasonable legal fees incurred by Nortel as a result of late payment or non-payment by Company.

        4.7 The unit prices of Hardware include use of the applicable Software without additional charge, except as otherwise expressly provided herein or in an Annex hereto. Nortel will furnish Company, at Nortel's then-current charges and fees, all other Documentation required by Company for Products and Systems purchased hereunder. Nortel shall also provide Company with a second set of Documentation at no additional cost to Company. Prices for any additional sets of Documentation (or portions thereof) shall be those set forth in Annex A. Nortel represents that the Documentation, in conjunction with appropriate training, is all that is reasonably necessary to allow the use, maintenance and operation of the Products and Systems, as described in this Agreement.

ARTICLE 5. SHIPMENT, TITLE AND RISK OF LOSS

        5.1 Prior to the Ship Date, Company shall have the right to reschedule any pending Orders provided that (i) a minimum period of notice prior to such Ship Date is given to Nortel by Company in accordance with the applicable Product Annex; and (ii) the new Ship Date is within ninety (90) days of the original Ship Date. However, each Order may only be rescheduled once. Nortel shall notify Company in advance of the need to incur any storage fees, insurance and demurrage costs and Company shall reimburse Nortel for such costs incurred (without markup) with respect to such rescheduled Orders.

        5.2 Risk of loss and damage to Products shall pass to Company upon delivery to the loading dock at the Installation Site or other delivery location specified by Company in an Order. Company shall keep such Products fully insured for the total amount then due Nortel for such Products. Company shall pay transportation charges, including insurance, associated with the shipment of Products; however if the parties agree, Nortel shall prepay transportation charges, and insurance for delivery of Products to the Installation Site or other delivery location or other designated receiving point as specified in an Order. Company shall have the right to discuss with Nortel shipping costs, methods, insurance and arrangements with respect to transportation costs (including insurance) if Company in good faith believes there is a more economical method to transport the Products (which method shall not have any impact on delivery schedules) and the effect of which will be to reduce costs to Company. In the event that such more cost efficient means of shipping are available with no negative impact on delivery schedules, Nortel shall endeavor to abide by Company's suggestions and the cost to Company shall be reduced accordingly. The charges therefore shall be invoiced by Nortel and paid by Company to Nortel in accordance with Article 4 above.

        5.3 Good title to Hardware furnished hereunder, free and clear of all liens and encumbrances, shall vest in Company upon full payment to Nortel of the total amount payable by Company for such Hardware and any related Licensed Software or Services ("Total Fee") furnished by Nortel in connection with such Hardware. Prior to payment of the Total Fee for the Products and Services in an Order, Company shall not sell or lease the Hardware, or allow any liens or encumbrances to attach to the Hardware or Software, or remove the Hardware or Software from the Installation Site without the prior written consent of Nortel, such consent not to be unreasonably withheld.

        5.4 Subject to Section 5.1, if Company notifies Nortel prior to a Ship Date that Company does not wish to receive such Products on the Ship Date, or the Installation Site or other delivery location is not prepared in sufficient time for Nortel to make delivery in accordance with such date, or Company fails to take delivery of any portion of the Products in an Order when shipped, Nortel may place the applicable Products in storage. In that event, Company shall be liable for all actual, reasonable out-of-pocket additional costs thereby incurred by Nortel. Delivery by Nortel of any Products to a storage location as provided above shall be deemed to constitute delivery of the Products to Company for purposes of this Agreement, including, provisions for payment, invoicing, passage of risk of loss, and commencement of the warranty period.

        5.5 Until the Total Fee is paid, Company grants to Nortel a purchase money security interest in the Products in an Order and their proceeds or such other similar protection as may be available in the applicable jurisdiction. Company shall cooperate with Nortel in preserving and perfecting Nortel's security interest in the Products and Company shall promptly (i) execute and deliver to Nortel such financing statements as Nortel may require; and (ii) execute and deliver to Nortel such other agreements, documents and instruments as Nortel may require to perfect and maintain the validity, effectiveness and priority of the security interest created or intended to be created by this Agreement. Company authorizes Nortel to file one or more financing or continuation statements and amendments thereto, relating to all or any part of the Products in an Order without signature of the Company where permitted by law. A carbon, photographic or other reproduction of this Agreement or of any financing statement covering the Products or any part thereof shall be sufficient as a financing statement and may be filed as a financing statement.

        5.6.1 Company shall provide Nortel or its subcontractors with reasonable access to its Installation Sites or other Company facilities during the times specified by Nortel and as are reasonably necessary for Nortel to perform its obligations hereunder. Nortel shall comply with Company's reasonable site and security regulations of which Nortel is informed by Company.

        5.6.2 All sites at which the Products shall be delivered or installed shall be prepared by Company in accordance with Nortel's standards, including environmental requirements, as set forth in the applicable Product Annex. Prior to and during installation, Company shall ensure the timely and adequate delivery, installation and functioning of the electrical and communications connections and other environmental requirements, including but not limited to, HVAC systems, specified in Nortel's instructions, Specifications, Documentation or in a Product Annex.

        5.6.3 Company shall provide reasonable working space and facilities, including heat, light, ventilation, telephones, electrical current, waste removal and other necessary utilities for use by Nortel personnel performing installation or other Services, and adequate secure storage space, if required by Nortel, for Products and materials. Company shall also provide adequate security against theft, damage or other loss for the Products while on Company's Installation Site or other delivery location specified by Company.

        5.6.4 Company shall obtain all necessary governmental permits applicable to Company in connection with the installation, operation, and maintenance of Products furnished hereunder, excluding any applicable permits required in the normal course of Nortel's doing business. Any information which Nortel reasonably requests from Company and which is necessary for Nortel to properly install or maintain the Products shall be provided by Company to Nortel in a timely fashion and in a form reasonably specified by Nortel.

        5.6.5 Nortel represents that a Product furnished hereunder shall comply, to the extent required, with the requirements of Part 24 of the Federal Communication Commission's Rules and Regulations pertaining to personal communication services in effect upon the Effective Date. In addition, Nortel represents that a Product furnished hereunder shall comply, to the extent required, with the requirements of Subpart J of Part 15 of the Federal Communication Commission's Rules and Regulations in effect upon the Effective Date, including those sections concerning the labeling of such Product and the suppression of radio frequency and electromagnetic radiation to specified levels. If , as a result of new or changed requirements by the Federal Communications Commission after the Effective Date, there is a change required in such personal communications services or Products, the prices therefore will be adjusted equitably to reflect the added cost and expense of any such change. Nortel makes no undertaking with respect to harmful interference caused by (i) installation, repair, modification or change or Products or Software by other than Nortel, its employees, subcontractors or agents; (ii) Products being subjected to misuse, neglect, accident or abuse by other than Nortel, its employees, subcontractors or agents; or (iii) Products or Software being used in a manner not in accordance with operating instructions or in a suitable installation environment or operations of the equipment in the frequency range reserved for Company within the area of operation of such Products or Software; or (iv) interference caused by operation of other radio systems, lightning, motor ignition or other similar interference.

ARTICLE 6. TESTING, TURNOVER AND ACCEPTANCE

        6.1 If installation Services are ordered by Company, Nortel shall, upon completion of such installation test the Products in accordance with Nortel's Turnover procedures (as set forth in the applicable Product Annex) to verify that such Products function substantially in accordance with the applicable Specifications; provided, however, that Nortel shall notify Company as soon as it knows, but at least five (5) business days before the date on which such testing shall be conducted. Upon completion of such verification, Nortel shall provide to Company a written notice of Turnover. Company shall be permitted an opportunity to have an appropriately qualified individual in attendance to observe the performance of such tests, however, the absence of such Company individual for any reason shall not invalidate the tests nor be a reason for Company to withhold Acceptance. If a Company representative is not present during the testing, Nortel shall proceed with the tests and promptly forward the test results (including actual test sequences, deviations, and retests necessary, if any, to obtain successful conclusion) to Company.

        6.1.1 If the tests show that the applicable Products do not meet the Specifications, then Nortel shall, at its own expense, correct the defects as soon as practicable. The testing (or so much of it as necessary) shall be recommenced promptly after such correction, in accordance with this Article 6.

        6.1.2 Testing that will affect service to subscribers on a System shall occur during the hours from 11:00 PM to 5:00 AM local time, or at such other times as are mutually agreed to by Company and Nortel.

        6.2 Within fifteen (15) business days after the Turnover Date, Company shall either accept the Product in writing by execution of a notice of Acceptance, or notify Nortel in writing, specifying in reasonable detail those particulars in which, in Company's opinion, the Product is not in material conformance with the Specifications. If Acceptance does not occur within such fifteen (15) business days after the Turnover Date and Company has not indicated to Nortel in writing its basis for not accepting such Product, then Acceptance shall be deemed to have occurred. Upon Acceptance, punch list items will be identified and Nortel shall, as promptly as reasonably practicable, complete and correct all punch list items. Nortel shall use its best efforts to complete all such punch list items within forty-five (45) days of Acceptance.

        6.3 If Nortel does not install Products furnished hereunder, Nortel shall, prior to delivery of the Products, perform such factory tests as Nortel determines to be appropriate in order to confirm that such Products perform substantially in accordance with the applicable Specifications and, to the extent available, provide a copy of any such test results to Company. Company shall be deemed to have accepted the Products based upon such tests and Acceptance shall be deemed to have occurred upon the Ship Date. In the event Company or any other entity intends to perform installation of Products, (except for installation of Switches and non-wireless Products which are not permitted to be installed other than by Nortel, as specified in the applicable Product Annex or Documentation) Company or such entity may be required to complete prerequisite training or certification in accordance with Nortel's policies and procedures.

        6.4 In the event Company is utilizing any Product in a revenue-generating capacity, Acceptance shall be deemed to have occurred without limitation or restriction, upon the date of placement of such Product into revenue-generating service.

        6.5 Products, such as Merchandise, which are purchased separately from a System, shall be deemed accepted upon the Ship Date. Services which are purchased separately from a Product shall be deemed to be accepted upon completion of such Services or upon specific milestones as may be identified in a Product Annex.

        6.6 Company shall not unreasonably withhold Acceptance. Nortel shall correct any deficiencies identified by Company in the manner described in this Article whereby such Products do not materially conform to the Specifications. When Nortel has corrected such deficiencies, Company shall accept the Products in writing. Company's failure to either accept or provide notice of non-conformance within the timeframe from the Turnover Date, as prescribed in
Section 6.2, shall constitute Acceptance of the Products.

        6.7 Following Acceptance of Products, Company shall execute Nortel's Acceptance notice, confirming Acceptance without any conditions, restrictions, or limitations of any nature whatsoever.

        6.8 Acceptance shall not be withheld or postponed due to:

        (i) Deficiencies of such Products resulting from causes not attributable to Nortel, such as, but not limited to (a) material change or inaccuracy of Customer Information, (b) inadequacy or deficiencies of any materials, information, facilities or services provided directly or indirectly by Company and tested in conjunction with the applicable Products, or anomalies directly resulting from electromagnetic or other interference generated by adjacent material not provided by Nortel, or (c) other conditions external to the Products which are beyond the limits specified by Nortel in the Specifications for the Products; or

        (ii) Minor deficiencies or shortages with respect to such Products which are attributable to Nortel, but of a nature that do not adversely affect System performance, service to subscribers, data collection with respect to billing, networking, administration or maintenance.

        6.9 With respect to any deficiencies of the type described in Section 6.8(i), Nortel shall at Company's request and expense (at Nortel's standard rates) assist Company in the elimination or minimization of any such deficiencies. With respect to any deficiencies or shortages as described in
Section 6.8(ii), Nortel shall, at Nortel's expense, correct any such deficiencies or shortages within thirty (30) days of the date of Acceptance or as otherwise agreed by the parties.

        6.10 In the event Company notifies Nortel of non-acceptance of a Product and Nortel personnel travels to the Installation Site to remedy such non-acceptance and such non-acceptance is due to a deficiency of the type described in Section 6.8(i), Nortel will invoice Company for Nortel's investigation of the matter consisting of the standard labor rate for Nortel's personnel who travel to the Installation Site and the reasonable travel and living expenses incurred by such personnel.

ARTICLE 7. ORDER CANCELLATION

        7.1 If, prior to the Ship Date, Company cancels all or any part of an Order, Company shall pay to Nortel a cancellation charge for the Products or each item of Third Party Hardware or Third Party Software that has been canceled in accordance with the schedule set forth in the applicable Product Annex.

        7.2 Orders for Products that have been shipped may not be canceled. Furthermore, Orders for Products which Nortel customizes in accordance with a specific Company request may be canceled only if Company agrees to pay Nortel's reasonable, out-of-pocket expenses for such customization.

ARTICLE 8. WARRANTY

        8.1 Nortel warrants that for a period of eighteen (18) months from the Ship Date of a System or an Extension the Hardware contained in such System or Extension under reasonable use and service will be free from defective material and faulty workmanship and shall comply with the applicable Specifications. The warranty period for Merchandise shall be twelve (12) months from the Ship Date of such Merchandise. The foregoing warranties shall not apply to items normally consumed during operation of a System such as, but not limited to, lamps and fuses.

        8.2 Nortel warrants that any installation Services performed by Nortel with respect to a System will be free from defects in workmanship for a period of twelve (12) months from the completion date of such Services.

        8.3 Nortel warrants that any Licensed Software, including any Licensed Software that is delivered separately from Hardware, shall function for twelve
(12) months from the applicable Ship Date without any adverse, , non-conformance to the applicable Specifications with respect to System performance, service to subscribers, data collection with respect to billing, network administration or maintenance. If the Licensed Software fails to so function, Company's exclusive remedy and Nortel's sole obligation under this warranty is for Nortel to correct such failure through, at Nortel's option, the replacement or modification of the Licensed Software or such other actions as Nortel reasonably determines to be appropriate, all within a reasonable time having regard to all of the circumstances and failing which the parties agree to negotiate a commercially reasonable solution. Any modification to the Software not performed by Nortel or without Nortel's approval, other than with respect to Modifiable Software, shall void this warranty.

        8.4 If Hardware is not free from defects in material or workmanship and fails to comply with the applicable Specifications during the warranty period, Nortel will repair, replace or modify at its sole option and expense the defective Hardware so that it substantially complies in all material respects with the applicable Specifications. The warranty service shall be performed at the Installation Site or Nortel's facility as determined by Nortel. If Nortel is unable to repair or modify the defective Hardware within a reasonable period of time so that such Hardware conforms to the applicable Specifications, Nortel shall replace the defective Hardware with Hardware that conforms to such Specifications. Replacement Hardware may be new or reconditioned at Nortel's option. Nortel's sole obligation and Company's exclusive remedy under the warranty provisions of this Article with respect to Hardware and installation Services shall be limited to repair, modification or replacement of the defective Hardware or correction of the defective installation Services.

        8.5 Notwithstanding the foregoing, the warranty period of Hardware which has been subject to repair or replacement by Nortel shall commence upon the Ship Date of the repaired or replacement Hardware to Company and shall expire on the later of one hundred and twenty (120) days or the last day of the original warranty period with respect to the Hardware which was repaired or replaced. The warranty period of Licensed Software which has been corrected, due to a material, service-affecting non-conformance found in such Licensed Software, shall expire on the later of one hundred and twenty (120) days from the Ship Date of the corrected Licensed Software to Company or the last day of the original warranty period with respect to such Licensed Software.

        8.6 Nortel warrants that its Products shall comply in all material aspects with all applicable laws and regulations known to Nortel, which are in force on the date of acceptance of the applicable Order therefore, which laws or regulations directly impose obligations upon any manufacturer, seller or, if applicable, installer of such Products.

        8.7 The performance by Nortel of any of its obligations described in this Article 8 shall not extend the applicable warranty period.

        8.8 The warranties set forth in this Article shall not apply to any Products where the defect or non-conformance is directly due to (i) accident, fire, explosion, power failure, power surge or other severe power irregularity, lightning, alteration, abuse, misuse or improperly performed repair not performed by Nortel; (ii) improper storage; (iii) failure to comply with all applicable environmental requirements for the Products as specified by Nortel in the applicable Product Annex or any other applicable supplier, such as but not limited to temperature or humidity ranges; (iv) improper performance of installation, maintenance, operation or other service in connection with the Products, provided such service was not performed or authorized by Nortel or on Nortel's behalf; (v) improper use in conjunction with an incompatible product or a product not purchased under this Agreement; (vi) any negligence by anyone other than Nortel, its agents or subcontractors; or (vii) where written notice of the defect has not been given to

Nortel within the applicable warranty period. The warranties set forth in this Article shall not apply to Third Party Software or Third Party Hardware, provided however that Nortel shall assign to Company (to the extent of Nortel's right to do so) the warranty rights granted to Nortel by the appropriate vendor of such Third Party Software or Third Party Hardware. For purposes of subsection
(iv), the term "installation" shall not mean the routine plug-in of the components done in accordance with Nortel's guidelines.

        8.9 Unless Nortel elects to repair or replace defective Hardware at Company's facility, all Hardware to be repaired or replaced, whether in or out of warranty, shall be de-installed and packed by Company in accordance with Nortel's instructions. Nortel shall ship repaired or replacement Hardware within thirty (30) days of receipt of the defective Hardware. To facilitate the processing of the defective Hardware returned hereunder, Nortel may ship replacement Hardware prior to Nortel receiving the defective Hardware. In the event Company fails to return defective Hardware and Nortel has shipped such replacement Hardware, Nortel shall invoice Company at Nortel's applicable then-current prices for such replacement Hardware, thirty (30) days after the Ship Date of such replacement Hardware. In the event that Nortel wishes to replace defective Hardware and Company requests on-site repair, then, if mutually agreed, Nortel will make repairs on-site at Nortel's then-current charge for such repairs.

        8.10 If the Hardware returned to Nortel pursuant to the immediately preceding section is determined by Nortel to be beyond repair and is outside the warranty period, Nortel shall notify Company and if requested Nortel shall sell Company replacement Hardware at Nortel's then-current prices for such replacement Hardware.

        8.11 Company shall bear risk of loss or damage and shall pay for all transportation charges for Hardware returned to Nortel, and Nortel shall bear risk of loss or damage and pay for transportation charges for repaired or replacement Hardware shipped to Company. Title to repaired Hardware shall pass to Nortel upon receipt. Title to replacement Hardware shall pass to Company upon receipt.

        8.12 During the applicable warranty period, electronic circuit board components, subassemblies and other Hardware (which other Hardware may be deinstalled and reinstalled by Company in the ordinary course of business) will be repaired on a repair or replace basis, with Company responsible for fault isolation (except to the extent that Company could not have reasonably been expected to isolate such fault without the assistance of Nortel), removal of such defective boards, subassemblies or other Hardware, replacement from spare stock (except to the extent that such removal and replacement requires the specialized expertise of Nortel), and packing and shipping to Nortel's closest repair facility. Company will maintain a reasonable stock of spare board components, subassemblies or other Hardware as reasonably recommended by Nortel for this purpose.

        8.13 In the event that, during the applicable warranty period, Company experiences failure of electronic circuit board components, subassemblies or other Hardware (which other Hardware may be deinstalled and reinstalled by Company in the ordinary course of business) which Company reasonably believes is excessive, Company shall notify Nortel thereof, providing the details of such failures in sufficient detail to allow investigation thereof by Nortel. Nortel shall analyze the nature and extent of such failures in light of the Nortel specifications for such items and provide a written response to Company proposing a course of action to remedy such failures and (1) Nortel shall give highest priority to the remedy of the cause of such failures, and (2) Nortel shall, without charge to Company, supply to Company a reasonable quantity of additional spare boards, subassemblies or such other Hardware of each type so depleted, as reasonably necessary to maintain an adequate emergency replacement stock, until implementation of a permanent remedy. In the event that the Company believes such failure is excessive, but Nortel disagrees, such dispute shall be resolved pursuant to Article 19.1 hereof. Upon implementation of a permanent remedy, (1) all excess boards, subassemblies or other Hardware supplied under this Section
8.13 shall be returned to Nortel, and (2) all in-service and spare stock boards, subassemblies and other Hardware which are the subject of the corrections contemplated by this Section 8.13 shall be updated, at no charge to Company, to the revision level incorporating the permanent remedy.

        8.14 In the event that, during the applicable warranty period, Company experiences failures of Hardware (other than electronic circuit board components, subassemblies or other Hardware which may be deinstalled and reinstalled by Company in the ordinary course of business), which the Company believes is excessive, Company shall notify Nortel thereof, providing the details of such failures in sufficient detail to allow investigation thereof by Nortel. Nortel shall analyze the nature and extent of such failures in light of the Nortel specifications for such items and provide a written response to Company proposing a course of action to remedy such failures if it is determined they are excessive and Nortel shall give highest priority to the remedy of the cause of the failures. In the event that the Company believes such failure is excessive, but Nortel disagrees, such dispute shall be resolved pursuant to
Article 19 hereof. If during the period prior to the implementation of a permanent remedy, the supplying to Company by Nortel of additional items of such Hardware is inappropriate, Nortel agrees during such period to negotiate in good faith for reasonable adjustments commensurate with the effect upon Company caused by such failures and to make such adjustments as are mutually agreed to by Company and Nortel.

        8.15 Company may, at any time reasonably following an event described in Sections 8.13 or 8.14 above, request that Nortel make special adjustments in warranties and freight payments relating to such event, and Nortel agrees to negotiate in good faith for reasonable adjustments commensurate with the effect upon Company caused by such event and to make such adjustments as are mutually agreed to by Company and Nortel.

        8.16 Nortel agrees to commence work on all Hardware, Software or Installation defects not materially affecting System performance, service to subscribers, billing, networking, administration or maintenance within twenty
(20) days of notification thereof and will use all reasonable efforts to cure the same as promptly as practicable.

        8.17 Notwithstanding anything to the contrary contained in any provision of this Article 8 or any other provision of this Agreement, if as a result of any invocation of the warranties contained herein, System performance, service to subscribers, billing, networking, administration or maintenance are materially and adversely affected, Nortel shall, at its sole cost and expense, commence work to correct such defect or replace such defective Hardware or Software as soon as practicable, but in no event shall such commencement be later than four (4) hours after Company's notification of Nortel's technical assistance service ("TAS") of such defect, and shall ship any required replacement Hardware (or components thereof) or replacement Software (it being understood and agreed that if Software modifications are required, Nortel shall, as promptly as practicable, make such modifications) to Company as soon thereafter as practicable but in no event later than twenty-four (24) hours after notice of such defect. Where the services of Nortel's service personnel at Company's sites are required hereunder, then Nortel shall use all reasonable efforts to, at its sole cost and expense, dispatch such service personnel as are required to correct such defects as soon after receipt of notice as practicable but in no event shall any shipment of emergency replacement Hardware be later than twenty-four (24) hours after notice of such defect.

        8.18 If any Hardware or Software is rendered inoperative as a result of a natural or other disaster, Nortel will make all reasonable efforts to supply or help locate backup or replacement Hardware or Software for Company by using its reasonable best efforts to obtain the waiver of any delivery schedule priorities and by making replacement Hardware or Software available from the facility then producing such products, or from inventory.

        8.19 It is the intention of the parties that any problem, defect or failure in a System, Hardware or Software described in these warranty provisions shall be corrected as promptly as practicable regardless of fault, and in this regard, Nortel agrees to use all reasonable efforts to work and cooperate with Company and any other manufacturer, contractor or vendor to correct any such problem, defect or failure to the extent that Nortel has the capability to do so. Nortel shall, at Company's request, provide reasonable assistance to Company in determining the cause of such problem, defect or failure and recommend the appropriate action. Nortel shall, upon its receipt of a request for assistance hereunder from Company, use all reasonable efforts to correct any problem, defect or failure in a System, Hardware or Software or any other hardware or software (whether or not such problem, defect or failure is the responsibility of Nortel) as promptly as practicable and bill Company for such. If Company and Nortel disagree as to the cause of the problem, defect or failure or the action to be taken, then, at Company's written request, Nortel shall nevertheless correct any problem, defect or failure in the System (whether or not such problem, defect or failure is the responsibility of Nortel) as promptly as practicable and bill Company for such; provided, however, that Nortel shall not be required to repair or modify any hardware purchased by Company from any third party unless Nortel has the ability to do so. The parties shall thereafter negotiate in good faith to determine the responsibility for such problem, defect or failure. If the parties are unable to agree to which party bears responsibility for such problem, defect or failure, such dispute shall be submitted to a Third Party Engineer pursuant to Section 19.1 hereof.

        8.20 Nortel represents and warrants that Nortel Software supplied to Company under this Agreement, shall function, both on and after January 1, 2000 and February 29, 2000 and during the applicable Warranty Period of the applicable Software under this Agreement, with respect to any date dependent operations, without any material, service-affecting or operational non-conformance to its applicable specifications, provided that both any Hardware and/or any specific Software load or release designated as necessary by Seller has been installed with respect to such Software at Company's expense. If Nortel's Software fails to so function, Company's sole remedy and Nortel's sole obligation under this warranty is for Nortel at the earliest practicable time, to correct such failure through, at Nortel's option, the replacement or the repair or modification of the applicable Nortel Software or such other actions as Nortel reasonably determines to be appropriate.

        The foregoing does not constitute a commitment by Nortel (a) to support the Software beyond its contractually committed Warranty Period, or (b) that the date format used by the Nortel Software complies with any particular standard. Some Nortel Software may continue to use year representations which do not use four digits where such representations can be interpreted without ambiguity as to century.

        8.21 Services furnished by Nortel hereunder shall be performed with due care and skill in a professional and workmanlike manner.

        8.22 Company may at any time acquire hardware and software from a source other that Nortel, and such hardware and software may be installed in a System without the acquisition of such hardware and software affecting the warranties contained in the Agreement; provided, however, that the warranties set forth in this Article shall not apply to any defects or non-conformances in Products due to, or caused by, the installation or use of any such hardware or software acquired from a source other than Nortel. Company agrees that Nortel does not warrant any hardware or software or services not provided by Nortel.

        8.23 Nortel and Nortel's vendors of Third Party Hardware and Third Party Software, as appropriate, shall not have any responsibility to Customers for warranties offered by Company to such Customers and Company hereby indemnifies and holds harmless Nortel and Nortel's vendors, as appropriate, from any claims, damages or liabilities arising out of, or relating to, any warranties offered by Company to such Customers.

        8.24 THE WARRANTIES, CONDITIONS AND REMEDIES SET FORTH HEREIN CONSTITUTE THE ONLY WARRANTIES, OBLIGATIONS OR CONDITIONS OF NORTEL WITH RESPECT TO THE PRODUCTS AND SERVICES AND ARE COMPANY'S SOLE AND EXCLUSIVE REMEDIES IN THE EVENT SUCH WARRANTIES OR CONDITIONS ARE BREACHED. THEY ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS OF ANY NATURE WHATSOEVER ARISING OUT OF NORTEL'S BREACH OF WARRANTY OR CONDITION.

ARTICLE 9. NORTEL'S ADDITIONAL OBLIGATIONS

        9.1 Nortel shall make training available to representatives of Company with respect to the operation, configuration, installation, service, maintenance and support of the Products at Nortel's then current prices and at Nortel's facilities, subject to course and class availability.

        9.2 Upon request, Nortel shall provide Company with copies of its then current training catalogue. Upon the request of Company, Nortel shall provide to Company such training as Company requests, at a time and place mutually agreed upon and at the prices to be quoted for such training. The cancellation fees set forth in the training catalogues shall apply.

        9.3 Nortel shall include its standard Documentation package, if any, with each shipment of Products. Nortel shall make the Documentation available on its choice of media, which shall include, where available, CD-ROM or other electronic media. Nortel shall provide Company with any other Documentation that is ordered at its then-current prices therefore. Documentation provided via Nortel's CD-ROM media may be printed and copied and Documentation provided in paper format may be copied, to the extent such Documentation so provides, and only to the extent such printing or copying is necessary for the operation and maintenance of the Products to which the Documentation pertains. However, Company may not press or burn any copies of CD-ROM discs.

        9.4 During the term of this Agreement, Company may acquire various support Services from Nortel in connection with the Products Company acquires from Nortel under this Agreement. These Services may include, but are not limited to the following: technical assistance Services, installation Services, Hardware maintenance Services, Software maintenance Services and parts repair and replacement Services.

        9.5 During the Term, of this Agreement, Nortel shall make available post-warranty Technical Assistance Services ("TAS") at no charge to Company, as set forth in Supplemental Terms Annex A.3 to this Agreement.

ARTICLE 10. SOFTWARE LICENSE

        10.1 Company acknowledges that the Software may contain programs which have been supplied by, and are proprietary to, Third Party Software vendors. In addition to the terms and conditions herein, Company shall abide by any additional terms and conditions specified in a Product Annex with respect to any Software provided by any Third Party Software vendor.

        10.2 During the Term upon Company's payment to Nortel of the applicable fees with respect to any Software furnished to Company pursuant to this Agreement, Nortel hereby grants to Company, subject to the applicable terms and conditions of this Article 10, a personal, non-exclusive, perpetual, royalty-free right and license to use the Licensed Software furnished to Company only in conjunction with Company's use of the Hardware with respect to which such Licensed Software was furnished for the life of that Hardware (or any replacement Hardware provided by Nortel) as it may be repaired or modified. Company shall be granted no title or ownership rights to the Software, which rights shall remain in Nortel or its suppliers. The right to use Software or any individual feature thereof may be restricted by a measure of usage and/or applications based upon the number of devices, subscribers, or some similar measure. Expansion beyond a specific usage level may require payment of an additional fee.

        10.3 All Software supplied by Nortel under or in implementation of this Agreement shall be treated by Company as the exclusive property, and as proprietary and a trade secret, of Nortel and/or its suppliers, as appropriate, and Company shall: i) hold the Software, including, , any methods or concepts utilized therein in confidence for the benefit of Nortel and/or its suppliers, as appropriate; ii) not provide or make the Software available to any person except to its employees on a `need to know' basis; iii) not reproduce, copy, or modify the Software in whole or in part except as authorized by Nortel; iv) not attempt to decompile, reverse engineer, disassemble, reverse translate, or in any other manner decode the Software; v) issue adequate instructions to all persons, and take all actions reasonably necessary to satisfy Company's obligations under this license; and vi) forthwith return to Nortel, or with Nortel's consent destroy a) upon termination of the license as set forth herein, or b) upon receipt of replacement, modified, or updated Software, any magnetic tape, disc, semiconductor device or other memory device or system memory and/or Documentation or other material, including, all printed material furnished by Nortel to Company.

        10.4 Company shall not export or re-export the Licensed Software and/or associated documentation from the fifty states of the United States and the District of Columbia.

        10.5 The obligations of Company hereunder shall not extend to any information or data relating to the Software which is now available to the general public or becomes available by reason of acts or failures to act not attributable to Company or is required to be disclosed through government regulation or court order.

        10.6 Nortel may issue updates to the Software from time to time, and upon Company's continued payment of applicable right to use fees, if any, shall license such updates to Company. The right to use fees for updates do not include the price of any associated Hardware that may be required.

        10.7 Neither Company nor any successor to Company's title in the applicable Hardware shall have the right to (i) assign this license as to the applicable Licensed Software to any person who does not acquire legal title to such Hardware; or (ii) sublicense the rights herein granted as to such Licensed Software to any other person who subsequently acquires the right to use such Hardware, unless agreed to in writing by both Nortel and Company. Such consent shall not be unreasonably withheld or delayed.

        10.8 Company shall indemnify and hold Nortel and its suppliers, as appropriate, harmless from any loss or damage resulting from whose breach of this Article 10. The obligations of Company under this Article 10 shall survive the termination of the Agreement and shall continue if the Software is removed from service but still within the possession of Company.

        10.9 If the Software or any part thereof is lost or damaged (other than due to the fault of Company) before Turnover, Nortel will promptly replace it at no additional cost to Company. Any such Software lost or damaged after Turnover or due to the fault of company shall be replaced by Nortel at a charge to Company equal to Nortel's actual cost for delivery and implementing such replacement Software.

        10.10 Nortel agrees to make available new Software Releases as they become commercially available in order to facilitate the continued growth of the Systems. Nortel further agrees, wherever possible and commercially practicable, to exercise its reasonable efforts to develop Software Releases in a manner that will maximize Company's ability to continue utilizing previously purchased Software and Hardware, whenever possible.

        10.11 Upon the request of Company, Nortel shall provide to Company the most recent Documentation in the case of any Software Releases delivered to Company. It is understood that such possession shall not constitute a transfer of ownership or ownership rights in such Documentation. Upon a reasonable showing by Company that additional Software documentation is required by Company for its full understanding of the operation of the System(s) purchased hereunder, Nortel shall use its reasonable efforts to provide such additional documentation at no cost to Company.

        10.12 If Company elects to remain on a prior Software Release, Nortel's sole obligation hereunder shall be to make available maintenance for the Software for the previous two consecutive releases from the then-current, Nortel-numbered release (i.e. number Software Release).

Non-Licensed Software

        10.13 Certain Software delivered by Nortel may include Non-Licensed Software. Non-Licensed Software includes (i) any Software for which the applicable right to use fees have not been paid; and (ii) Software for which a periodic right to use fee has expired and the applicable additional periodic right to use fees have not been paid. Company shall submit to Nortel an Order for any Non-Licensed Software that Company desires to license or renew.

        10.14 When Non-Licensed Software is placed into service, the applicable right to use fees shall be payable. Company shall also have the option to pay the applicable right to use fees for any Non-Licensed Software upon installation of a Software load containing such Non-Licensed Software.

        10.15 To ensure Company's proper activation and/or usage of only the appropriate Software, Company shall complete the appropriate form designated by Nortel prior to the activation and/or usage by Company of any Non-Licensed Software. Company shall identify all Software desired to be activated and/or used (including the number of lines or other units activated, if applicable) in each System and shall transmit such form to Nortel.

        10.16 Nortel shall promptly review any form submitted pursuant to
Section 10.10 and respond in writing, identifying whether (i) any applicable prerequisite Hardware or Software is required by Company prior to activation and/or usage of the applicable Software; (ii) whether the use of such Software requires Nortel to determine whether the current System configuration will require additional elements, such as Hardware, other hardware and/or System memory, prior to activation and/or usage; or (iii) whether Company can use such Software without the addition of any additional Hardware or Software.

        10.17 Nortel reserves the right to access by remote polling any site in which Software has been installed to determine which Software has been activated. Such polling shall be done so as not to unreasonably interfere with Company's use of the Products.

        10.18 Nortel shall issue invoices to Company, in addition to those amounts previously invoiced, for amounts found to be payable as a result of Company's activation and/or usage of any Software which Nortel determines as a result of the remote polling of a site and for which Company has not previously paid the appropriate right to use fee.

        10.19 The warranty period for Software activated later than the original Ship Date of the Software load shall be for the same period as such original Software load and shall not be extended to provide for an additional period of warranty based upon the date individual features or units are activated and/or utilized by Company or the date Company pays any applicable right to use fees.

Modifiable Software

        10.20.1 Notwithstanding anything to the contrary above, upon payment to Nortel of the applicable fees, Nortel hereby grants to Company, subject to the applicable terms and conditions of this Article 10, a personal, perpetual (reserve), royalty-free, non-transferable, non-assignable and non-exclusive right and license to modify Licensed Software which Nortel identifies as Modifiable Software. Upon the modification or creation of any Applications, or the modification or creation of any Building Blocks, Nortel shall have no obligations with regard to warranty under Article 8 or indemnity under Article 11 for such Applications or Building Blocks.

        10.20.2 Nothing contained in Sections 10.16.1 - 10.16.5 shall transfer, or be deemed to transfer, or contemplate the transfer of, any rights in or to the Software other than those rights specifically granted herein, and in particular but without restricting the generality of the foregoing, Nortel does not in any way transfer any right, title or interest in or to the Software or any element constituting a portion thereof to Company, other than the right of Company to modify or create Building Blocks and Applications.

        10.20.3 For any Building Blocks and Applications created solely by Company, and for all Company-modified portions of the Nortel-provided Building Blocks with respect to such modified portion only, Company shall own all forms of intellectual property rights (including patent, trade secret, copyright and mask rights) pertaining to such Applications, Building Blocks or portions thereof and shall have the right to file for or otherwise secure and protect such rights. For all such Company created Applications or Building Blocks or modified portions of Building Blocks, the parties shall, on a case by case basis, negotiate in good faith to determine whether Company may desire to license any such Applications or Building Blocks to Nortel.

        10.20.4 For any Applications created solely by Nortel, and for the Nortel-provided Building Blocks, Nortel shall own all forms of intellectual property rights (including but not limited to patent, trade secret, copyright and mask rights) pertaining to such Applications or Building Blocks and shall have the right to file for or otherwise secure and protect such rights. For all such Nortel Applications or Building Blocks, Company may license any such additional Nortel Products upon Nortel making such software generally available to its customers.

        10.20.5 In the event Company and Nortel intend to jointly create Applications or Building Blocks, the parties shall mutually agree as to applicable terms and conditions.

Services Software

        10.21.1 With respect to Services Software, Company shall: i) utilize such Services Software and the results thereof solely for the purposes described
Section 1.24; and ii) comply with additional terms, if any, applicable to such Services Software as specified in the applicable Product Annex. Nortel may, at any time and without liability or obligation to Company, modify the Services Software, any computer equipment of Nortel or suppliers used in connection with such Services Software, and identification codes, manuals or other information or Documentation used in connection with the Services Software.

        10.21.2 SERVICES SOFTWARE IS PROVIDED AS IS AND WITHOUT WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, , THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL DOES NOT AND CANNOT WARRANT THE PERFORMANCE OR RESULTS THAT MAY BE OBTAINED BY USING SERVICES SOFTWARE. COMPANY ASSUMES SOLE RESPONSIBILITY FOR THE SELECTION OF THE SERVICES SOFTWARE TO ACHIEVE COMPANY'S INTENDED RESULTS, AND FOR THE INSTALLATION, USE, AND RESULTS OBTAINED FROM THE SERVICES SOFTWARE. IN NO EVENT SHALL NORTEL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING , LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS OF ANY NATURE WHATSOEVER ARISING OUT OF COMPANY'S USE OF SERVICES SOFTWARE.

ARTICLE 11. LIABILITY FOR BODILY INJURY, PROPERTY DAMAGE AND PATENT INFRINGEMENT

        11.1 A party hereto (the "Indemnifying Party") shall defend, indemnify and hold harmless the other party (the "Indemnified Party") against any suit, claim, cause of action, demand or proceeding brought against the Indemnified Party due to bodily injuries (including death) or loss or damage to tangible property which results from the negligence, intentional acts or willful misconduct or omissions of the Indemnifying Party in the performance of this Agreement. The defending party shall pay all litigation costs, reasonable attorney's fees, settlement payments and such direct damages awarded or resulting from any such suit, claim or proceeding. If the parties jointly cause such losses, claims, demands, damages, or causes of action, the parties shall share the liability in proportion to their respective degrees of causal responsibility.

        11.2 Nortel shall defend and indemnify Company against any suit, claim or proceeding brought against Company alleging that the sale to, or use by Company of, any Products (or any component thereof), excluding Third Party Hardware or Third Party Software, furnished hereunder infringes or violates any patent, trademark, copyright or trade secret or other tangible or intangible intellectual property rights of any kind or nature whatsoever ("Infringement Claim"). Nortel shall defend, at its expense, Company against any such claims and pay, subject to Section 11.3 below, all litigation costs, reasonable attorney's fees, settlement payments and damages awarded or resulting from any such suit, claim or proceeding. With respect to Third Party Hardware or Third Party Software, Nortel shall assign any rights with respect to infringement of patents granted to Nortel by the supplier of such items to the extent of Nortel's right to do so.

        11.3 Nortel shall have no liability, in respect of any Infringement Claim based on the use of a Product in the event such Product: (i) is manufactured, designed or supplied by Nortel in accordance with any design or any special instruction furnished by Company; provided that Nortel notifies Company that the indemnification set forth in Section 11.2 will not be applicable to such design or instruction and, notwithstanding such forfeiture of indemnification, Company still decides to go forward with manufacture, design or supply in accordance with such design or instruction (ii) is used by Company in a manner or for a purpose not contemplated by this Agreement; (iii) is used by Company in combination with other products not provided by Nortel, including, , any software developed solely by Company through the permitted use of Products furnished hereunder, provided the Infringement Claim arises from such combination or the use thereof; or (iv) is modified by Company where such modification is not authorized by Nortel. In the excepted cases stated above, Company shall indemnify and hold Nortel harmless against any loss, cost, expense, damage, settlement or other liability, including, but, attorneys' fees, which may be incurred by Nortel with respect to any suit, claim, or proceeding described in this Section 11.3.

        11.4 Nortel shall not be liable for, and Company shall indemnify Nortel in respect of, any damages awarded based on Company's willful, knowing or deliberate infringement of a patent, copyright, trade secret, trademark or other proprietary right where such infringement results in a pecuniary damage award.

        11.5 If as a result of an Infringement Claim, , an injunction is obtained against Company's use of any Product or component thereof, Nortel shall, at Nortel's option and sole expense:

        (i) procure for Company the right to continue using the alleged infringing Product(s);

        (ii) replace or modify the same (without interruption of use during Company's peak hours) with equivalent or better Product(s) so that Company's use is non-infringing; provided, however, that such replacement or modification shall not adversely impair the system or the Products from performing within the Specifications; or

        11.6 In the event that Nortel cannot perform under Section 11.5, Company shall have the right to return such Products or components thereof to Nortel at Nortel's cost, upon written notice to Nortel and in the event of such return, neither party shall have any further liabilities or obligations under this Agreement, except that Nortel shall refund the full price of any such Products or portion thereof, if such event occurs during the Term and, commencing upon the first day after expiration of the Term, Nortel shall refund the Price of the Products, or portion thereof, less depreciation of twenty percent (20%) of the Price, or applicable portion thereof, for each year of use thereof after expiration of the Term by Company at the time of such return. To the extent any infringing portion of the System or Products affects the operation of other Products, Company's right to receive a refund shall apply to such other Products as well.

        11.7 The defense of any claim which is predominantly covered by the provisions of the Agreement shall be controlled by the party upon whom the majority of the ultimate liability is likely to be imposed. Such controlling party shall give the other party a reasonable opportunity to participate in negotiation or defense of the claim so that such other Party may reasonably protect its own interests. Neither Party shall be liable for any settlement obligation incurred without its written consent.

        11.8 Company shall waive any and all claims that Company may have against Nortel that Company may have due to any use by Company of Modifiable Software and any modification Company may have made to a Product as a result of such use. Further, Company shall be responsible for the purchase of any additional hardware, software or services required as a result of such use.

        11.9 THE REMEDIES SET FORTH IN THIS ARTICLE 11 ESTABLISH THE ENTIRE OBLIGATION OF THE PARTIES IN REGARD TO INFRINGEMENT CLAIMS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS OF ANY NATURE WHATSOEVER, ARISING FROM SUCH INFRINGEMENT CLAIMS AND/OR RELATED MATTERS, OTHER THAN AS SPECIFICALLY SET FORTH HEREIN.

ARTICLE 12. REMEDIES AND LIMITATION OF LIABILITY

        12.1 Nortel shall have the right to suspend its performance, upon written notice to Company, and forthwith remove and take possession of all Products that shall have been delivered to Company, if, prior to payment to Nortel of any amounts due pursuant to this Agreement with respect to such Products, Company shall (i) become insolvent or bankrupt or cease, be unable, or admit in writing its inability, to pay all debts as they mature, or make a general assignment for the benefit of, or enter into any arrangement with, creditors; (ii) authorize, apply for, or consent to the appointment of, a receiver, trustee, or liquidator of all or a substantial part of its assets or have proceedings seeking such appointment commenced against it which are not terminated within sixty (60) days of such commencement; or (iii) file a voluntary petition under any bankruptcy or insolvency law or under the reorganization or arrangement provisions of the United States Bankruptcy Code or any similar law of any jurisdiction or have proceedings under any such law instituted against it which are not terminated within sixty (60) days of such commencement.

        12.2 Company shall have the right to suspend its performance, upon written notice to Nortel, if, prior to delivery of any ordered Products during the Term, Nortel shall (i) become insolvent or bankrupt or cease, be unable, or admit in writing its inability, to pay all debts as they mature, or make a general assignment for the benefit of, or enter into any arrangement with, creditors; (ii) authorize, apply for, or consent to the appointment of, a receiver, trustee, or liquidator of all or a substantial part of its assets or have proceedings seeking such appointment commenced against it which are not terminated within sixty (60) days of such commencement; or (iii) file a voluntary petition under any bankruptcy or insolvency law or under the reorganization or arrangement provisions of the United States Bankruptcy Code or any similar law of any jurisdiction or have proceedings under any such law instituted against it which are not terminated within sixty (60) days of such commencement.

        12.3 In the event of any material breach of this Agreement which shall continue for thirty (30) or more days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the aggrieved party, the aggrieved party shall be entitled at its option to avail itself of any and all remedies available at law or equity, except as otherwise limited in this Agreement.

        12.4 Nothing contained in Section 12.3 or elsewhere in this Agreement shall make either party liable for any indirect, incidental, punitive, special, or consequential damages of any nature whatsoever (including any claims arising out of or in anyway related to the Programs or any lost profits of the other party, whether or not such damages are foreseeable or whether a party has been advised of the possibility of such damages) for any breach of this Agreement (except for breaches of the provisions of Articles 10, 11 or 14) whether the claims for such damages arise in tort (including negligence regardless of degree of fault), contract, or otherwise.

        12.5 Nortel shall not be liable for any additional costs, expenses, losses or damages resulting from errors, acts or omissions of Company, including, , inaccuracy, incompleteness or untimeliness in the provision of information by Company to Nortel or fulfillment by Company of any of its obligations under this Agreement.

        12.6 Any action for breach of this Agreement or to enforce any right hereunder shall be commenced within two (2) years after the cause of action accrues or it shall be deemed waived and barred, except any action for nonpayment by Company of any prices, charges, fees or other amounts payable hereunder may be brought by Nortel at any time permitted by applicable law, and Nortel may suspend performance of any of its obligations hereunder until all such payments are made.

        12.7 Company, without prejudice to any of Company's rights accrued prior to the date of termination, may, at its option and upon written notice to Nortel, signed by a person duly authorized by Company, terminate this Agreement in whole or with respect to any System, Hardware or Software purchased by it, without penalty to Company, if Nortel, during the Term,



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violates the provisions of Article 11 by failing or refusing to take the actions required thereunder and either (A) has not remedied, or commenced actions to remedy, such violation within thirty (30) days of written notice to do so, or
(B) such violation results in a judicial imposition of permanent injunctive relief upon Company preventing Company from operating a System. In the event of a termination as permitted under this Section 12.7, Company may, at its election, upon written notice return to Nortel at Nortel's cost, any affected Systems, Hardware or Software purchased by it from Nortel, and in the event of such return, neither party shall have any further liabilities or obligations under this Agreement, except that, if such an event occurs during the Term, Nortel shall refund the full price of any such System, Hardware or Software, or portion thereof.

ARTICLE 13. TERM AND TERMINATION

        13.1 This Agreement will be in effect from the Effective Date for a period of three (3) years ("Term"). Thereafter, this Agreement shall automatically renew for one (l) year terms, unless either party provides the other party with written notice of its intent not to renew at least sixty (60) days prior to the end of the original term or any renewal term.

        13.2 Either party may delay performance under this Agreement or terminate this Agreement, in whole or in part, in the event of a default by the other, provided that the non-defaulting party so advises the defaulting party in writing of the event of alleged default and the defaulting party does not remedy the alleged default within thirty (30) days after written notice thereof. If the alleged default is not capable of being remedied within thirty (30) days, the defaulting party must commence to remedy the alleged default within such thirty
(30) day period and provide to the non-defaulting party a plan for timely remedying the alleged default in order to avoid termination. A default shall include:

        (i) a party's insolvency or initiation of bankruptcy or receivership proceedings by or against a party or the execution of an assignment for the benefit of creditors; or

        (ii) either party's material breach of any of the terms or conditions hereof including the failure to make any payment when due.

        13.3 The expiration or termination of this Agreement for any cause shall not release either party from:

        (i) any obligations and duties remaining under any Order entered into prior to such expiration or termination;

        (ii) any liability which at the time of expiration or termination has already accrued to the other party, or, which thereafter may accrue in respect to any event prior to expiration or termination; or

        (iii) any liability from any obligation specified in Section l5.l8 below to survive expiration or termination.

        13.4 In the event of a termination of this Agreement by Company due to Nortel's material breach, Company shall be released from any unfulfilled Volume Commitment or unmet Volume Targets from and after the date of such termination;

        13.5 In the event of termination of this Agreement by Nortel due to Company's material breach, Company shall pay Nortel any amounts due pursuant to
Section 2.5 of this Agreement as of the date of such termination.

ARTICLE 14. CONFIDENTIALITY

        l4.1 Each party which receives the other party's Confidential Information shall maintain, or cause to be maintained, the confidentiality of Confidential Information of the other party and hold such Confidential Information in confidence and not disclose, or permit to be disclosed, or use, or permit to be used (except in accordance with this Agreement) such Confidential Information to anyone other than to its employees and employees of a Company Affiliate or Nortel Affiliate, as applicable, with a need to know such Confidential Information in the performance of their work (including the use, operation or maintenance of a System or Products), it being understood that such employees of a Nortel Affiliate or Company Affiliate shall be informed of the confidential nature of the Confidential Information and shall be directed to treat such Confidential Information confidentially and not use such Confidential Information other than for the purpose described above. A party that receives the other party's Confidential Information shall not reproduce such Confidential Information, except to the extent reasonably required for the performance of its obligations pursuant to this Agreement and in connection with any permitted use of such Confidential Information and shall take precautions necessary or appropriate to guard the confidentiality of such Confidential Information.

        14.2 Company shall take reasonable care to use Nortel's Confidential Information only for study, operating, or maintenance purposes in connection with Company's use of Products furnished by Nortel pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, Company shall have the right to disclose Confidential Information to lenders, investors, and potential lenders and investors, subject to appropriate nondisclosure agreements.

        14.3 Notwithstanding the foregoing, either party shall be free to use that portion of the residuals of Confidential Information which may be retained in intangible form by those employees who have had access to the Confidential Information, for any purpose, including use in the development, manufacture, marketing and maintenance of its products and services. The term "residuals" shall mean that portion of information which is mentally retained by an employee of the receiving party who has had access to such Confidential Information, as part of his or her ordinary stock of skill and knowledge, without need to further reference to any material which is written, stored in magnetic, electronic, or physical form, or otherwise fixed, provided that in no event shall the term "residuals" include information or expression protected by copyright, patent, or the Semiconductor Chip Protection Act of 1984 (U.S.A.). The commitment to memory by any employee of any specific Confidential Information shall not be considered to constitute such information as "residuals" hereunder, and no use of any such portion of Confidential Information shall be allowed hereunder. The marketing of any product or service, including the dissemination of supporting documentation, which inherently discloses the disclosing party's Confidential Information shall not be deemed a breach by the recipient of such obligations provided however that ownership of the Confidential Information and all intellectual property rights to such Confidential Information remain with the disclosing party.

        14.4 The obligations of either party pursuant to this Article 14 shall not extend to any Confidential Information which (i) was already known to the recipient prior to its disclosure to the recipient and without confidential obligations was known or generally available to the public at the time of disclosure to the recipient,(ii) becomes known or generally available to the public (other than by act of the recipient) (iii) subsequent to its disclosure to the recipient, is disclosed or made available in writing to the recipient by a third party having a bona fide right to do so and without similar confidentiality obligations(iv), is independently developed by recipient without any direct or indirect use of Confidential Information,, or (v) is required to be disclosed by subpoena or other process of law. The recipient shall have the burden of proving by a preponderance of the evidence the applicability of any of the foregoing exceptions.

        14.5 In the event that any party hereto (the "Receiving Party") becomes obligated to disclose Confidential Information obtained by the Receiving Party from the other party (the "Disclosing Party") pursuant to an order, rule or regulation of any governmental or other authority or court, the Receiving Party shall promptly notify the Disclosing Party, so that the Disclosing Party may have an opportunity to seek a protective order or other appropriate remedy that will permit the Receiving Party to avoid such disclosure. In the event that such protective order or other remedy is not obtained, the Receiving Party will disclose only that portion of the Confidential Information as it is obligated to disclose pursuant to such order, and will use all reasonable efforts to obtain assurances that confidential treatment will be accorded to any Confidential Information so disclosed.

ARTICLE 15. COOPERATIVE ADVERTISING

        15.1 Subject to the provision of Section 2.5 of the Agreement, in consideration of Company's Volume Commitment, Nortel shall, commencing with the Effective Date of the Agreement and for the remainder of the Term, provide Company an amount equal to two and one half percent (2.5%) of the net amount of Company's purchases under the Agreement, to be used for payment of Company advertising which contains specific reference to Nortel's Products or for "Programs" as set forth in Exhibit C of this Agreement, which advertising and/or Programs have been approved by Nortel (which approval shall not be unreasonably withheld or delayed) for the purposes of payment of such cooperative advertising fees ("Cooperative Advertising Funds"); provided, however, that such amount shall (i) be paid to Company on a quarterly basis and (ii) shall be substantiated by invoices reasonably detailing advertising or other Program costs paid by Buyer. As used in this Article 15, "purchases" shall be defined as payment in full of Orders by Company pursuant to Article 4.

        15.2 Nortel shall provide an additional one-half percent (.5%) of the net amount of Company's purchases under the Agreement which exceeds the Volume Commitment, to be used as set forth in Section 15.1 above.

        15.3 Should Company fail to meet the Volume Targets for any applicable year as set forth in Section 2.5 of this Agreement, Nortel shall invoice Company for the Cooperative Advertising Funds paid to Company as described in Section
15.1 in excess of the amount of Cooperative Advertising Funds which would have been paid if calculated based upon the percentages set forth in Section 2.5 of this Agreement applicable to the actual purchases by Company.

        15.4 Nortel shall provide to Company at the end of each quarter a written summary describing the prior quarter's purchasing activity by Company. Such summary shall reflect Cooperative Advertising Funds accrued and used by Company for eligible Programs as approved by Nortel.

ARTICLE 16. CONTINUING AVAILABILITY

        16.1 For the period following the Effective Date of this Agreement as specified in the applicable Product Annex and excluding Third Party Hardware and Third Party Software, Nortel shall make replacement parts, or their functional equivalent, available for purchase by Company. Nortel shall also make available to Company such information as is reasonably required in order to allow functionally equivalent spare parts to perform with Products previously delivered to Company. The prices charged for the spare parts shall be Nortel's then current published list price or its then current policy.

        16.2 In the event Nortel intends to discontinue the availability of, or support Service for, a major module of a Product, Nortel shall provide Company with at least ninety (90) days prior written notice of such event and the applicable Product or support Service shall be considered manufacture discontinued or discontinued, respectively, after such ninety (90) day period. Nortel shall have no obligation to provide notice of manufacture discontinue if only components and individual circuit packs of a Product are being discontinued or replaced.

        16.3 With respect to any major module of a Product as to which Nortel has notified Company of cessation of manufacture or purchase pursuant to Section
16.2 above, Nortel shall, upon Company's written request, deliver to Company such drawings, specifications, and information which are available to Nortel and as may be necessary to manufacture or cause to be manufactured or procured such major module of a Product together with a nonexclusive, royalty-free license to make, use or have made for Company's intended use, any such major module of a Product to the extent Nortel is legally able to grant such a license; provided, however that such license and parts may be used only in conjunction with the use of a System and Software, or any item of Hardware, and shall apply to the production of the discontinued major module of a Product only (i.e., no license, express or implied, is granted to produce derivative technology). Company shall have the right to duplicate any such drawings, specifications or information, subject to any confidentiality requirements, and shall return the originals furnished by Nortel within sixty (60) days thereafter.

ARTICLE 17. INSTALLATION GUIDELINES

        17.1 Nortel shall Install all Hardware and Software at the sites to be selected by Company in accordance with the time schedule set forth in the applicable Order.

        17.2 Nortel shall Install the System so as to cause no unreasonable interference with or obstruction to lands and thoroughfares or rights of way on or near which the Installation or other Services may be performed. Nortel shall exercise every reasonable safeguard to avoid damage to existing facilities, and if repairs or new construction are required in order to replace facilities damaged by Nortel, such repairs or new construction shall be at Nortel's own expense. Nortel agrees to notify Company of any material interference that might occur with other communications Hardware, existing at the time of Installation, as a result of Nortel's Installation of the System.

        17.3 Nortel shall use all reasonable efforts to perform Installation, activation of Software and any other Services ordered hereunder, with regard to a System, so as to cause no unreasonable interference with System performance, service to subscribers, billing, networking, administration or maintenance. Nortel shall (i) advise Company whenever such Installation, activation of Software or other Services will or are likely to cause such interference to a System, and (ii) use its best efforts to work with Company to prevent or minimize such interference.

        17.4 Nortel shall provide Company with reasonable prior written notice of its need to have access to any portion of the System, which notice shall specify the requirements for access and the scope of the work to be performed at such site or location. Company agrees that it will promptly review such notice and shall not unreasonably withhold its consent to such access; provided, however, that once a portion of a System is placed In-Service, such notice must be given at least twenty-four (24) hours prior to the need for access to portions of the System which have been placed In-Service.

ARTICLE 18. INSURANCE

        18.1 Nortel shall maintain and keep in force all risk property insurance in form and substance in accordance with acceptable industry standards covering all Hardware delivered to Company the risk of loss to which has not passed to Company, and shall furnish Company as reasonably requested, with proof in the form of Certificates of Insurance that such insurance has been obtained and is in force.

        18.2 Upon risk of loss passing to Company, Company shall maintain and keep in force all risk property insurance, in form and substance and with insurers reasonably satisfactory to Nortel, covering all Hardware delivered to Company the title to which has not passed to Company, and shall furnish Nortel as reasonably requested, with proof in the form of certificates of insurance that such insurance has been obtained and is in force.

        18.3 Nortel shall at all times while performing services on Company's premises carry insurance with limits not less than the limits described as follows:

        Employer's General Liability - Limits $1,000,000 per occurrence.

        Comprehensive General and Product Liability: $2,000,000 single limit bodily injury and property damage combined per occurrence with a $5,000,000 annual aggregate; such coverage shall include broad form liability, completed operations coverage and contractual liability.

        An umbrella policy with $1,000,000 single limit bodily injury and property damage combined.

        Workers' Compensation (Statutory limits in the applicable state).

        18.4 Each party shall, upon request of the other party, provide the other with certificates of insurance (i) evidencing the insurance to be carried under this Article 18, naming the other party as an additional insured with respect to Comprehensive General and Product Liability insurance and as a loss payee as their interests may appear with respect to all risk property insurance and (ii) including provisions that such insurance policy(ies) shall not be subject to cancellation, expiration or reduction without thirty (30) days prior written notice to the other party.

        18.5 Notwithstanding the requirements as to insurance to be carried, the insolvency, bankruptcy or failure of any insurance company carrying insurance for either party, or failure of any such insurance company to pay claims accruing, shall not be held to waive any of the provisions of this Agreement or relieve either party from any obligations under this Agreement.

ARTICLE 19. DISPUTE RESOLUTION

        19.1 If there is a disagreement relating to Installation and Acceptance of Hardware and Software, or which, under the terms of this Agreement shall be resolved in accordance with this Section 19.1, the parties will attempt to negotiate a solution within fourteen (14) days after receiving notice of such disagreement. If no solution can be reached, the parties shall select a third party engineer ("Third Party Engineer") (whose fees and expenses will be shared equally by Company and Nortel), expert in the field in which the dispute has arisen, who will, after conducting such examination or testing as he/she deems necessary and within fourteen (14) days, render a decision in the matter. If the parties are unable to agree on the selection of the Third Party Engineer, the Third Party Engineer will be selected by the then President of the United States Institute of Electrical & Electronics Engineers. The Third Party Engineer's decision shall be final and binding and neither party shall appeal or otherwise contest it; provided, however, that the Third Party Engineer shall have no authority to determine disagreements relating to ownership of Software. Once a Third Party Engineer is selected for resolving a dispute, he/she shall be selected for the resolution of any further disputes hereunder relating to Installation and Acceptance, or which, under the terms of this Agreement shall be resolved in accordance with this Section 19.1, unless otherwise agreed to by both parties or unless the Third Party Engineer refuses to continue to serve in that function.

        19.2 Any controversy or claim arising out of or relating to this Agreement for the breach hereof which cannot be settled by the parties except for (i) disputes to be settled by a Third Party Engineer under Section 19.1, which shall be resolved as provided therein, or (ii) disputes relating to any patent or other claims involving the scope or validity of property rights as set forth in Article 11, which shall be resolved by a court of competent jurisdiction, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association as set forth herein.

        19.3 Each party may select one arbitrator. Selection shall be completed within ten (10) days of the receipt of a demand for arbitration. If either party fails to select an arbitrator within such ten (10) day period, the one selected shall act as sole arbitrator. If two arbitrators have been selected, the two arbitrators selected shall select a third within fifteen (15) days after their selection. If they fail to do so, the third arbitrator shall be selected by the American Arbitration Association. The arbitrators shall set a date of hearing no later than sixty (60) days from the date all arbitrators have been selected.

        19.3.1 All proceedings shall be conducted in the English language.

        19.3.2 The arbitration shall take place at a location to be agreed upon by the parties. If the parties are unable to agree, the arbitrators shall select a location in New York, New York for the arbitration.

        19.3.3 In any such arbitration proceeding the arbitrators shall adopt and apply the provisions of the Federal Rules of Civil Procedure relating to discovery so that each party shall allow and may obtain discovery of any matter not privileged which is relevant to the subject matter involved in the arbitration to the same extent as if such arbitration were a civil action pending in a United States District Court; provided, however, that each party shall be entitled to no more than four (4) depositions upon oral examination of no more than one (1) day in length each.

        19.3.4 The award of any arbitration shall be final, conclusive and binding on the parties hereto.

        19.3.5 The arbitrators may award any legal or equitable remedy, except that the arbitrators shall have not authority to determine or resolve any controversy or claim relating to ownership of Software and shall have no authority to award punitive damages or consequential damages. The arbitration award may include an award of attorney's fees, in the amount of such fees, to the prevailing party, if such an award is deemed by the arbitrators to be reasonable and appropriate. Judgment upon any arbitration award may be entered and enforced in any court of competent jurisdiction.

        19.3.6 Either party to an arbitration hereunder may bring an action for injunctive relief against the other party if such action is necessary to preserve jurisdiction of the arbitrators or to maintain status quo pending the arbitrators decision. Any such action commenced pursuant to this Section 19.3.6 shall be discontinued upon assumption of jurisdiction by the arbitrators and their opportunity to consider the request for equitable relief pending final decision in the arbitration.

ARTICLE 20. AUTHORITY AND COMPLIANCE WITH LAWS

        20.1 Company represents and warrants that (a) all necessary approvals and authority to enter into this Agreement and bind Company have been obtained,
(b) the person executing this Agreement on behalf of Company has express authority to do so and, in so doing, to bind Company hereto, and (c) the execution of this Agreement by Company does not violate any provision of any by-law, charter, regulation or any other governing document of Company.

        20.2 Nortel represents and warrants that (a) all necessary approvals and authority to enter into this Agreement and bind it have been obtained, (b) the persons executing this Agreement on behalf of it have express authority to do so and, in so doing, to bind it hereto, (c) the execution of this Agreement by it and the consummation of the transactions contemplated hereby do not violate any provisions of any by-law, charter, regulation, or any of its other governing documents, (d) it has all necessary licenses, agreements, personal property rights and other authorizations necessary to enter into this Agreement and consummate the transactions contemplated hereby and to sell and Install a System and Hardware and license Software to Company hereunder and (e) that each item of Hardware shall, upon delivery to Company and upon Acceptance, be free and clear of all liens, charges or encumbrances of any nature whatsoever (other than the purchase money security interest described in Section 5.5), and upon passage of title to Company shall provide good and marketable title to Company or its permitted assignees.

ARTICLE 21. COMPATIBILITY AND INTERCONNECT

        21.1 Compatibility Information is the technical information, including Software interfaces (but excluding source code and internal system interfaces), required to permit the design of hardware and/or software that is functionally interconnectable with the Hardware and Software supplied by Nortel hereunder. Nortel shall reasonably cooperate with such third parties as Company may request, subject to any appropriate confidentiality or other agreements, in order to facilitate inter-connection.

        21.2 During the Term of this Agreement and for a period of two (2) years after expiration of the Term, Nortel shall provide to Company that Compatibility Information, if currently available and subject to such confidentiality and other restrictions as Nortel may deem appropriate, which gives Company the necessary technical information and inter-connection information to interface with a System as specified in Section 21.1 above. Company shall have the right to disclose such inter-connect information under appropriate non-disclosure agreements as approved by Nortel, which approval will not be unreasonably withheld or delayed, to third parties whose hardware and/or software will be inter-connected with the System, Hardware or Software or who will be developing interfaces in order to accomplish inter-connectability as specified in Section 21.1 above. Nortel agrees, at the request of Company, to reasonably cooperate with Company or any third parties in order to permit such inter-connection. Nortel agrees to provide Company, as promptly as reasonably practicable, advance notice of any new, or changes in existing interface specifications and upon completion of such new, or changed, specification to provide this to Company, subject to the provisions hereof.

ARTICLE 22. ADDITIONAL TERMS

        22.1 Publicity - Except where required by law, a party shall not release any advertising or other publicity relating to this Agreement or the contents hereof wherein such other party may reasonably be identified without the prior written approval of the other party. In addition, each party shall take reasonable precautions to keep the existence of this Agreement confidential so long as this Agreement remains in effect and for a period of five (5) years thereafter, except as may be otherwise expressly provided in this Agreement or as may be reasonably required to enforce this Agreement by law.

        22.2 Applicable Law - The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, except for its rules with regard to the conflict of laws.

        22.3 Effects of Headings - All headings used herein are for index and reference purposes only, and shall not be given any substantive effect. This Agreement has been created jointly by the parties and no rule of construction requiring interpretation against the drafter of this Agreement shall apply in its interpretation.

        22.4.1 Assignment - Other than as explicitly stated below, neither party may assign or transfer this Agreement or any of its rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld. A change in control of Company shall be deemed an assignment hereunder. Company's consent shall not be required for any assignment or transfer by Nortel (i) to any Nortel Affiliate of all or any part of this Agreement or of Nortel's rights hereunder; or (ii) to any third party of Nortel's right to receive any monies ("Receivables") which may become due to Nortel pursuant to this Agreement. Nortel's consent shall not be required for any assignment by Company to any Company Affiliate in which Company owns and controls more than fifty percent (50%) of the shares entitled to elect the board of directors of such entity. Company agrees to provide written notice to Nortel of such assignment.

        22.4.2 Company hereby consents to the sale of Receivables by Nortel without the necessity for any further notice and without any qualification on such consent. Company grants permission for Nortel to disclose the provisions of this Agreement to purchasers and prospective purchasers of Receivables, or their affiliates and others with a present or prospective financial interest in such Receivables, and their respective agents, attorneys, auditors, rating agencies and other advisors.

        22.5 Subcontracting - Nortel may subcontract any of its obligations under this Agreement, but no such subcontract shall relieve Nortel of primary responsibility for performance of its obligations.

        22.6 Non-Waiver - The failure by either party hereto at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require the performance with respect thereto or to claim a breach with respect thereto.

        22.7 Relationship of the Parties - The provisions of this Agreement shall not be construed to establish any form of partnership, agency or joint venture of any kind between Nortel and Company, nor to constitute either party as the agent, employee or legal representative of the other. All persons furnished by either party to accomplish the intent of this Agreement shall be considered solely as the furnishing party's employees or agents and the furnishing party shall be solely responsible for compliance with respect to its employees with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, working conditions, workers' compensation, payment of wages, and withholding and payment of applicable taxes, including, but not limited to income taxes, unemployment taxes, and social security taxes.

        22.8 Force Majeure - If the performance by a party of any of its obligations under this Agreement shall be prevented, restricted or interfered with by reason of any circumstances beyond the reasonable control of that party, including, fire, explosion, acts of God, war, revolution, civil commotion, unavailability of supplies or sources of energy, power failure, breakdown of machinery, delays regarding zoning, easements or deed restrictions, or labor difficulties, including, strikes, slowdowns, picketing or boycotts, then that party shall upon giving prompt notice to the other party be excused from such performance for a period equal to the delay resulting from the applicable circumstances and such additional period as may be reasonably necessary to allow that party to resume its performance provided that the party so affected shall use all reasonable efforts to avoid or remove such causes of nonperformance and both parties shall proceed to perform their obligations with dispatch whenever such causes are removed or cease. With respect to labor difficulties as described above, a party shall not be obligated to accede to any demands being made by employees or other personnel; provided, however, that in the event Nortel experiences labor difficulties, strikes, slowdowns, picketing or boycotts with respect to a particular Nortel facility, Nortel shall use commercially reasonable efforts to have the Products affected by such labor difficulties, strikes, slowdowns, picketing or boycotts obtained from another Nortel facility in the United States or Canada.

        22.9 Taxes - Company shall at Nortel's direction promptly reimburse Nortel or pay directly to the applicable government or taxing authority all taxes and charges arising hereunder, including, penalties and interest, except for taxes computed upon the net income of Nortel. If Company provides Nortel with a certificate of exemption for the applicable taxes, in a timely manner, then Nortel shall not invoice Company for such taxes.

        22.10.1 Hazardous Materials - Prior to issuing any Order for Services to be performed at Company's facilities, Company shall identify and notify Nortel in writing of the existence of all Hazardous Materials of which it is aware which Nortel may encounter during the performance of such Services, including, any Hazardous Materials contained within any equipment to be removed by Nortel.

        22.10.2 If Company breaches its obligations pursuant to the immediately preceding paragraph, (i) Nortel may discontinue the performance of the applicable Services until all the Hazardous Materials have been removed or abated to Nortel's satisfaction by Company at Company's sole expense; and (ii) Company shall defend, indemnify and hold Nortel harmless from any and all damages, claims, losses, liabilities and expenses, including , attorney's fees, which arise out of Company's breach of such obligations.

        22.11 Notice - All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered (i) by hand; or
(ii) by facsimile transmission (confirming the same by mail); or (iii) by certified or next-day mail or overnight courier addressed as follows:

        If to Company:

               Western Wireless Corporation
               3650 131st Avenue SE
               Bellevue, Washington  98006
               Attention:  President
               Facsimile:  (425) 586-8118
               cc:  Legal Department

        If to Nortel:

               Nortel Networks Inc.
               2221 Lakeside Boulevard
               Richardson, Texas  75080
               Attention:  Contracts Department
               Facsimile:  (972) 685-3504

Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above.

        22.12 Information and Documentation - Company shall provide any information and/or documentation that Nortel reasonably requests from Company and that is necessary for Nortel to properly perform any of its obligations hereunder. Such information shall be provided in a form reasonably specified by Nortel by the dates specified by Nortel.

        22.13 Export - Company shall not export any Products or technical data received from Nortel pursuant to this Agreement, or release any such Products or technical data with the knowledge or intent that such will be exported or transmitted to any country or to foreign nationals of any country, except in accordance with applicable U.S. laws and regulations concerning exporting and with written consent of Nortel. Company shall obtain all government authorizations, in accordance with applicable law prior to exporting or transmitting any such Products or technical data.

        22.14 Severability - If any provision of this Agreement is declared or determined to be invalid or unenforceable under applicable law, the remaining provisions shall continue in full force and effect and the parties shall substitute for the invalid provision a valid provision which most closely approximates the economic effect and intent of the invalid provision.

        22.15 Modification of Agreement - No addition to or modification of this Agreement shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.

        22.16 Regulatory Compliance - In the event of any change in the Specifications or Nortel's manufacturing or delivery processes for any Products as a result of the imposition of requirements by any government, Nortel may upon notice to Company, increase its prices, charges and fees to cover the added costs and expenses directly and indirectly incurred by Nortel as a result of such change.

        22.17 Entire Agreement - This Agreement, including the Exhibits and Annexes which are attached hereto and incorporated herein, comprises all the terms, conditions and agreements of the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, writings, publications and understandings of any nature whatsoever. No Exhibits or Annexes modified or created subsequent to the execution of this Agreement shall be deemed to be incorporated into this Agreement unless mutually agreed in a writing and executed by a duly authorized representative of each party. Company hereby acknowledges and agrees that it has not relied on any representations or warranties other than those expressly set forth in this Agreement.

        22.18 Survivorship - Any terms of this Agreement, which by their nature are intended to survive including but not limited to Articles 8, 10, 11, 12, 14 and Sections 4.5, 4.6, 9.3, and 13.3 shall survive the termination or expiration of this Agreement.

        22.19 Counterparts - This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement.

NORTEL NETWORKS INC.                         WESTERN WIRELESS
                                             CORPORATION


By: /s/ Donn Patterson                       By: /s/ Mikal J. Thomsen
    -------------------------------              -------------------------------

Name: Donn Patterson                         Name: Mikal J. Thomsen
     ------------------------------               ------------------------------
             (Type/Print)                                (Type/Print)

Title: Vice President                        Title: President
       ----------------------------                 ----------------------------

Date:     3-10-00                            Date:     3-10-00
     ------------------------------               ------------------------------